February 26, 1997

First UNUM Life Insurance Company
120 White Plains Road
Tarry town, NY 10591

Re:  24f-2 Notice
     SEC Reg. No. 33-45845
     SEC Account No. 0000880642

Dear Sir or Madam:

This opinion is furnished in connection with the filing by First UNUM Life Insurance Company ("First UNUM") of an annual report pursuant to Rule 24f-2 (the "Rule") under the Investment Company Act of 1940 relating to the registration by the VA-I Separate Account of First UNUM Life Insurance Company ("Separate Account") under the Securities Act of 1933 (the "1993 Act") of an indefinite number of units of interest (the "Units") under group variable annuity contracts and certificates (the "Contracts"). These securities were registered by the filing under the 1933 Act of Registration Statement No. 33-45845 which became effective on May 1, 1992.

I have examined all corporate records of First UNUM and such other documents and laws as I consider appropriate as a basis for the opinion expressed herein. On the basis of such examination, it is my opinion that:

1. First UNUM is a duly incorporated and validly existing life insurance company under the laws of the state of New York.


2. The Separate Account is an account established and maintained by First UNUM pursuant to the laws of the state of New York, under which income gains or losses, whether realized or unrealized, from assets allocated to the Separate Account are in accordance with the terms of the Contracts credited to or charged against the Separate Account without regard to other income gains or losses of First UNUM.

3. Assets allocated to a Separate Account are owned by First UNUM in connection with the Contracts and are not chargeable with liabilities arising out of any other business First UNUM may conduct.

4. The Contracts have been duly authorized and each of the Contracts constitutes a validly issued and binding obligation of First UNUM in accordance with its terms. Purchases of the Contract described in the prospectus are subject only to the deductions, charges and fees set forth in such prospectus.


Sincerely,

/s/ ROSEMARY A. MOORE
    --------------------
    Rosemary A. Moore
    Counsel